EMPLOYMENT AGREEMENT
Made as of September 15th, 2006
Between
Gold Run Inc.
as Corporation
and
John Pritchard
as Executive

EMPLOYMENT AGREEMENT
This Agreement is made as of September 15th , 2006, between
GOLD RUN INC. a corporation incorporated under the laws of The State of Delaware,
(the “Corporation”)
and
JOHN PRITCHARD, an individual residing in the City of Toronto, in the Province of Ontario,
(the “Executive”)
RECITALS
A. WHEREAS The Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation as its Chief Executive Officer upon the terms and conditions set forth in this Agreement;
B. AND WHEREAS the Executive is about to be employed by the Corporation in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding the existing or contemplated business of the Corporation;
C. AND WHEREAS the Executive recognizes that as part of the duties of his employment, all ideas and suggestions of interest to the Corporation, conceived or made by him while he is employed by the Corporation shall be made available to the Corporation.
FOR VALUE RECEIVED, the parties agree as follows:
SECTION 1 – TERM AND POSITION
1.1   Term. The Corporation shall employ the Executive in the position of Chief Executive Officer of the Corporation from the date of this Agreement for a term of three (3) years. The term shall commence on September 15, 2006 and shall expire on September 14, 2009. The Corporation and the Executive may agree to extend the term of employment under this Agreement upon such terms as are mutually agreed by them in writing provided such terms are agreed upon no later than 30 days prior to the date of expiration of this Agreement. If the parties do not agree to extend the term of the Executive’s employment or if the parties are unable to mutually agree upon the terms of such extension, the Executive’s employment will automatically terminate without any further notice or payments in lieu of such notice at the expiry of its term. The Executive and the Corporation will mutually agree upon the wording of a public announcement regarding the Executive's appointment at any time.
1.2   Position. The Executive shall serve as the Chief Executive Officer of the Corporation and shall perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the Board of Directors.
1.3 Director. During the Executive's employment with the Corporation, the Corporation will appoint the Executive and the Executive agrees to serve as a director of the Corporation or other related corporations.
SECTION 2 – THE EXECUTIVE’S OBLIGATIONS
2.1   Full Time and Efforts. During the term of his employment, the Executive shall devote his full-time, efforts and attention to the business and affairs of the Corporation. The Executive shall not, without the prior written approval of the Board of Directors, accept any other employment with any other business, except for a business of the Corporation, its subsidiaries, affiliates, associates or parent corporations. For greater certainty, the Executive may, be an investor of money, or serve as a director of any business provided that the Corporation provides written consent, so long as any such monetary investment or such directorship does not affect the conduct of the Executive's duties as set forth in this Agreement.
2.2   Non-Competition. The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the business carried on by the Corporation, and the manner in which such business is conducted. It is the expressed intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used in furtherance of the business of the Corporation and not in any manner which would be detrimental to them. The Executive, therefore, agrees that:
(i)	so long as he is employed by the Corporation pursuant to this Agreement; and
(ii)	for a period of one (1) year following the termination of such employment, unless he first secures the written consent of the Board of Directors of the Corporation, the Executive shall not engage, directly or indirectly (including as an employer, employee, contractor, volunteer, principal, agent, joint venturer, partner, director, officer, shareholder, equity holder, lender, guarantor, licensor, licensee, franchiser, franchisee, supplier or trustee) in the business of gold mining, exploration and property acquisition in the State of Nevada, United States.
2.3   Disclosure of Information. The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will become knowledgeable with respect to a wide variety of confidential information concerning the business of the Corporation and its. subsidiaries and affiliates. The Executive therefore agrees that, other than as necessary in the performance of his duties hereunder and except with the written permission of the Board of Directors of the Corporation, he will not use or disclose any such confidential information to any person so long as he is employed by the Corporation under this Agreement and at all times thereafter except as required by law. The definition of use in the post-termination period shall mean that the Executive shall not commercially exploit any of the intellectual property rights, trade secrets or business strategies of Corporation. Upon the termination of the Executive's employment hereunder or at any other time upon the Corporation's reasonable request, the Executive shall deliver forthwith to the Corporation all memoranda, notes, records, reports, computer disks and hardware and other documents (including all copies thereof) containing such confidential information.
2.4   Non-Solicitation. The Executive agrees that during the term of his employment hereunder and for a period of one (1) year thereafter, the Executive shall not directly or indirectly (including through an entity that the Executive controls) (a) solicit, entice away or in any other manner persuade; or attempt to persuade, any officer, employee, consultant or agent of the Corporation or any of its associates or affiliates to discontinue or alter its relationship to the Corporation or any of its affiliates or associates or (b) in any manner, persuade, or attempt to persuade, any supplier or customer of the Corporation to discontinue or alter its relationship to the Corporation or any of its affiliates or associates.
2.5   Acknowledgement. The Executive acknowledges that the restrictive covenants contained in paragraphs 2.2, 2.3 and 2.4 above have been considered by the Executive, who has been advised to take independent legal advice with respect thereto, and that the restraints and restrictions on his future activities are reasonable in the circumstances.
2.6   Proprietary Information. The Executive acknowledges that the Executive will have access to and become acquainted with the. Corporation's confidential and proprietary information including, but not limited to, information or plans regarding the Corporation's proposed acquisitions, divestitures, financing, exploration activities, employee and customer relationships, personnel, or sales, marketing and financial operations and methods; trade secrets; formulas; devises, secret inventions; processes, patents and other compilations of information, records, and specifications which have not been disclosed to the general public, whether or not labeled "confidential" or words of similar import (collectively, the “Proprietary Information"). The Executive shall not, at any time, disclose, disseminate, use for personal benefit (or the benefit of any business competing with the Corporation) or otherwise publish any of the Corporation’s Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or any other time thereafter, except as required in the course of his employment for the Corporation, as authorized in writing by the Corporation or where the Executive is compelled to disclose such Proprietary Information by a court of competent jurisdiction and has promptly advised the Corporation of such compelled disclosure to allow the Corporation sufficient time to seek a protective order. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the Business of the Corporation, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Corporation and shall not be removed from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation, except when

(and only for the period) necessary to carry out the Executive’s duties hereunder, and if removed shall be immediately returned to the Corporation upon any termination of his employment and no copies thereof shall be kept by the Executive. The Executive further agrees and covenants to assign to the Corporation all Proprietary Information developed by the Executive, in whole or in part, and related to the business of the Corporation, during the term of this Agreement.
SECTION 3 – PLACE OF PERFORMANCE
3.1   Place of Performance. In connection with the Executive’s employment by the Corporation, the Executive shall be based at the Corporation’s head office in Toronto, Ontario Canada, or such other place of business as mutually determined by the Executive and the Board of Directors of the Corporation.
SECTION 4 – THE EXECUTIVE’S COMPENSATION
4.1   Base Salary. The Corporation will pay the Executive an annual base salary of CDN $150,000.00 (the “Salary”). The Salary will be payable in monthly payments of CDN $12,500.00 per month on the fifteenth (15th) day of each month of the term. Notwithstanding the fact that the term commences on September 15, 2006, the first Salary payment will be paid to the executive on October 15, 2006
4.2   Bonus Plan. In addition to the Salary, the Executive is also entitled, subject to the discretion of the Board of Directors of the Corporation, to participate in any bonus plan, in connection with future financings or otherwise, that may be adopted by the Corporation and administered by an executive compensation committee. It is contemplated the Corporation will adopt a bonus plan whereby one and a half percent (1.5%) of any monies raised through equity financings and convertible debt financings will be pooled and subsequently distributed to certain employees of the Corporation (the “Financing Bonus Pool”). It is further contemplated that the distribution of the Financing Bonus Pool will be in accordance with the respective employee’s contribution to obtaining and securing such financings.
4.3   Health and Welfare Benefits. So long as the Executive continues to serve the Corporation, pursuant to the provisions of this Agreement, he shall be entitled to participate in the Corporation’s benefit plan, to the extent such benefit plan is in existence and made available generally to the employees of the Corporation. The non-existence of such a benefit plan shall not obligate the Corporation to establish one, nor shall the cessation of any benefit plan constitute grounds for constructive dismissal or any action for compensation in lieu thereof by the Executive.
4.4   Annual Vacation. The Executive shall be entitled to four weeks paid vacation per year at times mutually agreed to by the Executive and the Board of Directors of the Corporation. Such vacation entitlement will be pro-rated for any part of a year.

4.5   Stock Option Agreement. The Corporation and the Executive shall execute an Option Agreement in the form and with the content of the agreement attached hereto as Schedule "A".
4.6   Additional Business Expenses. The Executive shall be authorized to incur reasonable expenses related to the performance of his duties under this Agreement. The Corporation shall reimburse the Executive for all such expenses; provided proper receipts and records evidencing such expenses are submitted by the Executive on seeking reimbursement of any expense(s).
4.7   Parking. The Corporation will pay for a parking space for the Executive at its place of business.
4.8   Directors and Officers Insurance. The Corporation will provide the Executive with Directors and Officers insurance as soon as practicable after the date hereof.
SECTION 5 – TERMINATION
5.1   Termination for Cause. Anything in this Agreement to the contrary notwithstanding, the Corporation may at any time on written notice to the Executive forthwith terminate the employment of the Executive for cause. For the purposes of this Agreement, "cause" will include, but will not be limited to, the following: (a) the willful and continued failure by the Executive to substantially perform the Executive's duties provided the Executive has written notice from the Corporation's Board of Directors outlining this failure with particulars of same and asking the Executive to substantially perform within the following 30 days and provided the Executive fails to do so; (b) an act of willful misconduct or gross negligence that is materially harmful to the Corporation; or (c) the Executive's criminal conviction for which the Executive is not pardoned.
5.2   If the Executive's employment is terminated for cause in accordance with this Agreement, the Executive shall not be entitled to any payments under this Agreement except for (i) all unpaid salary and any outstanding vacation pay owing calculated as of the time of termination, (ii) the pro-rata portion of the bonus earned by him during the fiscal year, (iii) all expenses properly incurred but not reimbursed at the time of termination, (iv) any amounts owing to him under any employee benefit plans in accordance with the terms of such plans and based on service up to the date of termination but not after the .date of termination, and (v) any amounts owing to him under the stock option plans in accordance with the terms of the Stock Option Agreement attached hereto as Schedule “A”.
5.3   Upon such notice being given, the employment shall terminate and this Agreement shall terminate except that paragraphs 2.2, 2.3, 2.4 and Section 5 shall continue in full force and effect, unamended.
5.4   Voluntary Resignation. The Executive may, at any time, resign from his employment with the Corporation on at least thirty (30) days written notice to the Board of Directors of the Corporation. During the period between the giving of such notice and the effective date of the resignation, the Executive will continue to serve the Corporation and will keep the fact that he is resigning confidential. Any public announcement in relation to such resignation shall be mutually agreed by the Executive and the Corporation. In the event the Executive resigns, the Executive shall be entitled to receive: (i) his current Salary accrued to the effective date of his resignation and any outstanding vacation pay calculated as of the date of resignation, (ii) the pro-rata portion of the bonus earned by him during the fiscal year, (iii) all expenses properly incurred but not reimbursed at the time of resignation, (iv) any amounts owing to him under any employee benefit plans in accordance with the terms of such plans and based on service up to the date, of resignation but not after the date of resignation, and (v) any amounts owing to him under the stock option plans in accordance with the terms of the Stock Option Agreement attached hereto as Schedule “A”.
5.5   Upon the effective date of the Executive’s resignation, the employment shall terminate and this Agreement shall terminate except that paragraphs 2.2, 2.3, 2.4 and Section 5 shall continue in full force and effect, unamended.
5.6   Termination Without Cause. The Executive understands and agrees that the Corporation may at any time terminate the employment of the Executive without cause. If the Executive is terminated without cause, the Corporation must provide notice in writing to the Executive. Upon such termination, the Executive shall be entitled to receive from the Corporation: (i) a lump sum equal to $125,000.00 (the “Lump Sum Termination Payment”) (ii) his unpaid salary up to the termination date and any outstanding vacation pay calculated as of the date of termination, (iii) the pro-rata portion of the bonus earned by him during the fiscal year, (iv) all expenses properly incurred but not reimbursed at the time of termination, (iv) any amounts owing to him under any employee benefit plans in accordance with the terms of such plans and based on service up to the date of termination and an amount equal to the cost of the Executive’s benefits referred to in Section 4.2 for the severance period, being the period (if any) from the date of termination to the date of expiration of this Agreement, and (v) any amounts owing to him under the stock option plans in accordance with the terms of the Stock Option Agreement attached hereto as Schedule “A”. The Corporation agrees that no amounts earned by the Executive following the date of termination by way of mitigation will be deducted from or set off against any amounts or benefits to be paid or provided to the Executive as outlined in this Section 5.6.
5.6.1   Notwithstanding anything to the contrary contained herein, the Lump Sum Termination Payment shall not be payable to the Executive in the event that the Executive is terminated without cause during the time period from November 12, 2008 through September 11,2009 (the “Reduced Lump Sum Period”). If the Executive is terminated during the Reduced Lump Sum Period without cause, the Executive shall be entitled to receive a lump sum equal to the balance of his Salary that would have been payable to him for the balance of the term of this Agreement.
5.7   Disability. If the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing fully the duties required of him under this Agreement (referred to herein as a “Disability”) for either (i) a period of one hundred and twenty (120) consecutive calendar days or (ii) an aggregate of one hundred and fifty (150) calendar days during any twelve (12) month period, the Corporation may terminate this Agreement and the Executive’s employment hereunder effective immediately following the expiry of either of such foregoing periods upon giving the Executive written notice of such termination. In the event of termination pursuant to this paragraph 5.7, the Corporation shall pay to the Executive the amounts and satisfy the obligations set forth under paragraph 5.6 above.
5.8   The Executive shall have no further right to sue the Corporation for damages or additional wages or benefits other than as set out herein. The Executive hereby waives any claim to further notice or compensation other than any bonus which has been fully earned as at the date of termination. For greater certainty any bonus which shall be determinable only upon future results or information which can' only be calculated at some time after the date of termination shall not be deemed to be fully earned.
SECTION 6 – PERSONAL INFORMATION & PRIVACY
6.1   The Executive recognizes that any information concerning the officers, directors, employees, customers and other individuals about whom the Corporation holds information may be subject to the requirements of Personal Information Protection and Electronic Documents Act, 2000, c.5 (“PIPEDA”), and other laws governing privacy which may apply in Canada or the United States of America.
The Executive hereby consents to the collection, use and disclosure of Personal Information (as such term is defined in PIPEDA) about the Executive as may be required for the following purposes, in order to facilitate the purposes of this Agreement and facilitate and promote the ongoing business operations of the Corporation: (i) for reporting purposes to any trade or professional association governing the Corporation or any investigative body having authority over the Corporation to the extent that such information is required to be reported to such association or body; (ii) as required by law; (iii) as required in order to obtain financing for the Corporation; (iv) as required to obtain business contracts for the Corporation; (v) in connection with any proposed sale of shares of the Corporation or of substantially all of the assets of the Corporation; (vi) in connection with obtaining employee benefits and/or insurance; (vii) in connection with any outsourcing of information by the Corporation to third party suppliers of information processing services, including, without limitation, payroll, health benefits, insurance and pension plan benefits to the extent necessary to provide such services; (viii) for the internal operational purposes of the Corporation; (xi) for any purpose required or permitted under the Personal Information Protection and Electronic Documents Act or any other law governing privacy in Canada or the United States of America; and (x) to the Executive or to any other party with the consent of the Executive subject to and in accordance with the terms of the Personal Information Protection and Electronic Documents Act or any other law governing privacy in Canada or the United States of America.
6.2   The Executive acknowledges that through the Executive’s employment with the Corporation, the Executive will become aware of Personal Information (as such term is defined in PIPEDA) which is collected used or disclosed by the Corporation or transferred to the Corporation for processing purposes.

The Executive hereby agrees and covenants with the Corporation that the Executive will not, without the prior written consent of the Corporation, disclose or make available such Personal Information to any other person or entity except in accordance with the Corporation's instructions.
The Executive agrees that the Personal Information of others provided to it by the Corporation shall only be used for such purposes as are specified by herein and that the Executive shall not sell, trade, barter, disclose or transfer such Personal Information to any other party or to use the Personal Information for any other purpose other than the purposes permitted by this Agreement. The Executive shall follow all rules and regulations of the Corporation with respect to such Personal Information.
From time to time, the Executive shall execute such further agreements to hold in confidence Personal Information of others disclosed or transferred to the Executive by the Corporation as may be required by the Corporation.
SECTION 7 – MISCELLANEOUS
7.1   Modifications and Amendments. No provisions of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing signed by the Executive and the Board of Directors of the Corporation.
7.2   Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto and supersedes any and all prior agreements and understandings.
7.3   Law Governing. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The courts of Ontario shall have exclusive jurisdiction with respect to any dispute or other matter arising hereunder.
7.4   Severability. The invalidity, illegality or unenforceability of any provision in this Agreement shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.
7.5   Consultation, with Counsel. The Executive acknowledges that he has, had sufficient time to read and understand this Agreement, that this is a binding legal document and that the Executive is hereby encouraged by the Corporation to consult with a solicitor of the Executive's choice, at the expense of the Executive.
7.6   Notices. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or courier; (iii) after four (4) business days of the date of mailing, if sent by registered or certified mail, postage prepaid, return receipt requested or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this paragraph within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the next following business day. As used hereunder, a "business day" shall mean any day other than a Saturday, Sunday or bank/statutory holiday in the Province of Ontario. All communications hereunder shall be delivered to the respective parties at the following addresses:
if to the Corporation at:	c/o Osprey Capital Partners Suite 1705, 55 University Avenue Toronto, Ontario M5J 2H7 Fax (416) 867-8301
If to the Executive at:	A3-142 Pears Ave Toronto, On M5R 1T2
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
7.7   Enurement and Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of the Corporation. This Agreement may not be assigned by the Executive.
7.8   Other Provisions. All dollar amounts referred to in this Agreement are expressed in Canadian funds. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities. This Agreement may be executed in counterparts (either by original signatures or by facsimile copy), each of which shall constitute an original and all of which taken together shall constitute one (1) and the same instrument.
7.9   Injunctive Relief. The Executive agrees that in the event of any breach of this Agreement by the Executive, damages, will be an inadequate remedy and that the Corporation shall be entitled to make an application to a court of competent jurisdiction for temporary and/or permanent injunctive relief against the Executive, without the necessity of proving actual damage to the Corporation.
IN WITNESS WHEREOF the parties have executed this Agreement this 15th day of September, 2006.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
/s/ Trevor Michael	)	/s/ John Pritchard
Witness: Trevor Michael	)	John Pritchard
GOLD RUN INC.
	By:	/s/ D. Richard Brown
Name: D. RICHARD BROWN
Title: CHAIRMAN
I HAVE AUTHORITY TO BIND THE CORPORATION

Schedule “A”
OPTION AGREEMENT
THIS AGREEMENT dated as of the 15th day of September, 2006, between John Pritchard (the “Optionee”) and Gold Run Inc. (the “Optionor”);
WHEREAS the Optionee has entered into an Employment Agreement with the Optionor dated of even-date herewith (the “Employment Agreement”);
AND WHEREAS the Optionor desires to grant to the Optionee and option to purchase the Optioned Shares (as defined below) on the terms and conditions set out herein;
NOW THEREFORE in consideration of the mutual promises contained herein and the payment of $1 by each party hereto to the other and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1   Definitions
In this Agreement and the recitals hereto, unless the context otherwise requires, the following words and expressions shall have the following meanings:
(a) “Cause” has the meaning ascribed to such term in the Employment Agreement;
(b) “Expiry Date” means September 14, 2011 .at 11:59 p.m. (Toronto time);
(c) “Date of Termination” means the actual date of termination for any reason of the office or employment of the Optionee, and does not include any period during which the Optionee is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date 6f termination or resignation;
(c)	“Option Notice” means a notice indicating that the Optionee is exercising the Option in whole or in part

(d)	“Option Price” means US $0.25 per Optioned Share on the first 500,000 Optioned Shares acquired on exercise of the Option pursuant to this Agreement and US $0.50 per Optioned Share on the remaining 1,000,000 Optioned Shares acquired on exercise of the Option pursuant to this Agreement;
(e)	“Optioned Shares” means the common shares of the Optionor that may be subscribed for by the Optionee pursuant to the terms of this Agreement, being 1,500,000 common shares of the Optionor and “Optioned Share” means any one of such common shares of the Optionor.
1.2   Sections and Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms this Agreement, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.
1.3   Time Periods
When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.
1.4   Extended Meanings
Words importing the singular number only shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

ARTICLE 2
OPTION
2.1   Option Grant
The Optionor hereby grants to the Optionee the option (the “Option”) to purchase the Optioned Shares, at the Option Price, subject to the terms and provisions of this Agreement, and in particular as follows:
2.1.1	300,000 of the Optioned Shares, which shall vest and shall be available for exercise on the date of execution of this agreement;
2.1.2	a further 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15, 2006 through September 14, 2007 pro-rata on a daily basis. For clarity, as a result of the preceding sentence, on each day commencing September 15, 2006 up to and including September 14,2007, the Optionee will have the option to subscribe for 1,095.89 Optioned Shares;
2.1.3	a further 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15, 2007 through September 14, 2008 pro-rata on a daily basis;
2.1.4	the final 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15,2008 through September 14,2009 pro-rata on a daily basis; and
2.1.5	notwithstanding the foregoing, if the Optionee has not exercised all of the vested Option to which he is entitled at any time commencing the date hereof, then the Optionee may exercise such vested Option and subscribe for the respective Optioned Shares at any time up to the Expiry Date, subject to the early expiry provisions provided below.
2.2   Accelerated Vesting
Notwithstanding anything to the contrary contained herein, in the event that 50% of the issued and outstanding common shares of the Optionor are acquired by any one individual’ or entity (the “Control Person”), the Option as set out in Article 2.l shall vest in its entirety forthwith and the Optionee shall be entitled to exercise the Option and subscribe for the remainder of the Optioned Shares at the Option Price.

2.3
The Option shall expire and terminate upon the Expiry Date as to such of the Optioned Shares in respect of which the Option has not then been exercised and such unexercised Optioned Sham shall no longer be available for exercise by the Optionee.
2.4   Option Notice and Payment
The Option may be exercised in whole or in part at any time and from time to time up to and including the Expiry Date in respect of the Optioned Shares. The Option may be exercised by the Optionee giving to the Optionor an Option Notice accompanied by a certified cheque or bank draft representing the Option Price in respect of the Optioned Shares for which the Option is being exercised. Certificates for the exercised Optioned Shares shall be issued and a copy of such certificate shall be delivered to the Optionee a reasonable time following the actual receipt of the Option Notice and payment for the Optioned Shares being acquired. The Optionee shall be registered in the books of the Optionor as the holder of the exercised Optioned Shares, which will be issued as fully paid and non-assessable shares.
2.5   Early Expiry
Any unvested portion of the Option will expire before the Date of Termination in the following events and any vested portions will be dealt with as follows:
(a)	if the Optionee dies, the portion of the Option that has vested and is exercisable at the date of death of the Optionee may be exercised by the personal representative of the Optionee's estate on the earlier of (i) 60 days after the death of the Optionee and (ii) the Expiry Date;
(b)	if the Optionee resigns his office or employment, the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee on the earlier of (i) thirty days after the Date of Termination and (ii) the Expiry Date;
(c)	if the Optionee is terminated without Cause. the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee on the earlier of (i) sixty days after the Date of Termination and (ii) the Expiry Date;
(d)	if the Optionee is terminated with Cause the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee forthwith after the Date of Termination but no later than two business days from the Date of Termination; and
(e)	in the event of permanent disability (as provided in the Employment Agreement), the portion of the Option that has vested and is exercisable at the Date of

Termination may be exercised by the Optionee on the earlier of (i) six months after the Date of Termination and (ii) the Expiry Date;
provided that the board of directors of the Optionor may, in its absolute discretion, extend the Expiry Date for the Option at any time before or after such Option would otherwise have expired under this Agreement.
2.6   Arbitration
The parties hereby agree that they will use reasonable best efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. To this effect, following notice of 'any party to the others of a disagreement (which shall include any failure to agree upon a matter to be agreed upon) the parties hereto shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) business days (which, for greater certainty, excludes Saturdays, Sundays and any other' day recognized as a legal holiday either in the State of Delaware or the Province of Ontario) from the time the parties have been notified in writing of the disagreement, then every such disagreement shall be referred to arbitration in the English language in the City of Toronto, Ontario pursuant to the Arbitration Act (Ontario), as amended from time to time, to be held before a single arbitrator who is mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within fifteen (15) days of receipt of the written notice, the arbitrator shall be chosen by a Judge of the Ontario Superior Court of Justice.
Notwithstanding the failure ..of any party to participate in the arbitration proceedings, the arbitrator may proceed to make an award and the costs of .the arbitration shall be borne as determined by the arbitrator
The parties acknowledge and agree that the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in a court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the parties agree to continue performing their respective obligations under this Agreement and the other related agreements entered into in connection with this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
2.7   Statutory Resale Restrictions of Optioned Share
The Optionee acknowledges and agrees that any and all resales of Optioned Shares owned by him will be subject to the applicable laws of the United States and Canada, and all applicable state and/or provincial laws; as well as any other restriction imposed by regulators or exchanges in Canada or the United States, in the event the Optioned Shares may become listed on an exchange.

2.8   Voluntary Resale Restrictions of Optioned Shares
The Optionee acknowledges and agrees that any resale of Optioned Shares purchased pursuant to this Agreement will be further limited to the sale of no more than one (1%) percent of the Optioned Shares during each consecutive period of three (3) months commencing June 1,2007 (the Voluntary Resale Restriction”). Such restriction shall expire on August 31, 2008. For the purposes of this Article 2.8 only, it is deemed that any part of the Option that has vested pursuant to the terms of Article 2.1 shall be deemed to have been exercised for the purposes of determining the number of Optioned Shares that the Optionee holds. The Voluntary Resale Restriction shall be equally applicable to the Optionee, the founders of the Optionor and seed investors of the Optionor (collectively referred to in this paragraph as the “aforementioned individuals”). In the event that the Optionor relaxes these restrictions (the “Relaxed Restriction Terms”), the Optionee will participate in the Relaxed Restriction Terms, at his option, in any further permitted resales of Optioned Shares on a pro-rata basis with the aforementioned individuals.
2.9   Qualifying the Optioned Shares for Resale
The Optionor agrees to undertake to perform all necessary steps and file the necessary documentation with the Securities and Exchange Commission (the “Commission”) .in order to properly qualify the Optioned Shares for resale in the public market immediately after the Commission declares the Optionor’s registration statement effective.
2.10   Shareholders Agreement
In the event that the Optionor requires employees and/or its founders and/or seed investors to enter into any voting or shareholders agreement, the Optionee shall enter into such agreement prior to the Option exercise becoming effective. The Optionee acknowledges and confirms that the terms in any voting or shareholder agreement may not be favourable to the Optionee.
2.11   Right of First Refusal
In the event that after the Optionee ceases to be an employee of the Optionor, if it is the Optionee’s intention to sell any shares of the Optionor owned by him, which shares may have been purchased either through the exercise of the Option described herein or otherwise, the Optionee will give the Optionor written notice of his intention to do so together with the proposed terms of sale including but not limited to the sale price (the “Sale Notice”). Upon receiving such written notice from the Optionee, the Optionor shall have the right to purchase such shares from the Optionee for a period of ten (10) business days from the date that the Optionee provides said written notice to the Optionor of its intention to sell said shares on the terms set out in the Sale Notice. In the event the Optionor does not exercise its right of first refusal as aforesaid the Optionee shall be entitled to sell such shares to a third party for a period of 60 days and further provided that the sale terms to such third party are no more favourable. than the terms set out in the Sale Notice; failing which the right of first refusal provision in this paragraph shall again be applicable.

ARTICLE 3
GENERAL
3.1   Amendments and Waivers
No modification, variation, amendment or termination by mutual consent of this Agreement and no waiver of the performance of any of the responsibilities of any of the parties hereto shall be effected unless such action is taken in writing and is signed by all parties. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
3.2   Severability
Each of the covenants, provisions, Articles, Sections, subsections and other subdivisions hereof is severable from every other covenant, provision, Article, Section, subsection and the invalidity or unenforceability of any one or more covenants, provisions, Articles, Sections, subsections or subdivisions of this Agreement shall not affect the validity or enforceability of the remaining covenants, provisions, Articles, Sections, subsections and subdivisions hereof.
3.3   Time of Essence
Time shall be of the essence in this Agreement.
3.4   Notice
(1) Any notice or other written communication required or permitted hereunder shall be in writing and:
(a)	delivered personally to the party or, if the party is a corporation, an officer of the party to whom it is directed;
(b)	sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing the party sending such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, including the existence of an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or
(c)	sent by facsimile with all necessary charges fully prepaid, confirmation of delivery requested.
(2) All such notices shall be addressed to the party to whom it is directed at the following addresses:
If to the Optionee:	A3-142 Pears Ave Toronto, ON M5R 1T2
If to the Optionor:	c/o Osprey Capital Partners Suite 1705, 55 University Avenue Toronto, Ontario M5J 2H7 Fax (416) 867-8301
with a copy to Harris + Harris LLP at:
Harris + Harris LLP Barristers and Solicitors 2355 Skymark Avenue Suite 300 Toronto, Ontario L4W 4YG Attention: Gregory H. Harris Telephone No.: 905-629-7800 Facsimile No.: 905-629-4350
(3) Any party may at any time change its address hereunder by giving notice of such change of address to the other party or parties in the manner specified in this section. Any such notice or other written communication shall be effective on the day of actual delivery.

3.4   Entire Agreement
This Agreement constitutes and contains the entire and only agreement among the parties relating to the matters described herein and supersedes and cancels any and all previous agreements and understandings between all or any of the parties relative hereto. Any and all prior and contemporaneous negotiations, memoranda of understanding or position, and preliminary drafts and prior versions of this Agreement, whether signed or unsigned, between the parties leading up to the execution hereof shall not be used by any party to construe the terms or affect the validity of this Agreement. There are no representations, inducements, promises, understandings, conditions or warranties express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
3.5   Application of Agreement
Except as hereinafter provided, neither of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto.
3.6   Subdivision or Consolidation of Shares
If the Optioned Shares are changed by way of being classified or reclassified, subdivided, consolidated or converted into a different number or class of shares or otherwise, or if the Optionor amalgamates, the Option Price and the type of security to be delivered to the Optionee upon exercise of the Option in whole or in part shall be adjusted accordingly, in all cases so that the Optionee shall receive the same number and type of securities as would have resulted from such change if the. Option or the remaining part thereof had been exercised before the date of the change.
3.7   Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.
3.8   Execution
This Agreement may be executed in several counterparts, each of which, when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or such similar device and the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each, party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.
3.9   Further Assurances
The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give, full effect. to this agreement and every part thereof.
3.10   Enurement
This Agreement shall enure to the benefit. of and be binding upon the parties hereto and their respective heirs; executors, administrators, successors and assigns.
IN WITNESS WHEREOF the parties have executed this Agreement.
SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
Witness	)	John Pritchard
GOLD RUN INC.
Per:
Name:
Title:
I have authority to bind the corporation.